FOR IMMEDIATE RELEASE

ELEPHANT & CASTLE GROUP INC.

ELEPHANT & CASTLE GROUP INC. REPORTS 2006 RESULTS

VANCOUVER, BRITISH COLUMBIA, CANADA – April 17th, 2007 Elephant & Castle Group Inc. (OTCBB - PUBSF) today announced results of operations for the fifty three weeks ended December 31, 2006.

Rick Bryant, President and Chief Executive Officer, commented, "2006 was a year of growth on growth, resulting in a significant improvement in our profitability. Excluding the benefit of a 53rd week in 2006, same store sales grew by 5.3% in the US and by 8.5% in Canada. This means that US same store sales have grown by a cumulative 23% over the past 3 years. Over the same 3 year period in Canada, same store sales have grown cumulatively by nearly 16%. As a result, our EBITADAFE (Earnings Before Interest, Tax, Amortization, Depreciation and Gain/Loss on Foreign Exchange) grew by 62% in 2006 to US $3,853,000. Over a 2 year period, EBITDAFE has more than doubled. ”

He added, "In November of 2006, we opened our third store in downtown Chicago, IL. The performance of this store is ahead of our projections, and adds significant weight to our presence in this key market”.

Results for the fifty three weeks ended December 31, 2006:

The Company reported a net loss of US $334,000 or US $0.06 basic loss per share for the year ended December 31, 2006 after inclusion a gain on foreign exchange of US $65,000 and an interest charge of US $2,873,000. This compares with a loss of US $3,266,000 or US $0.57 per share for the prior fiscal year, which included an asset impairment charge of US $181,000, restaurant closing costs of US $55,000, a loss on foreign exchange of US $679,000 and an interest charge of US $2,605,000. Total revenues for the fifty three weeks ended December 31, 2006 were US $36,312,000 compared with US $33,045,000 for the prior fiscal year.

The Company anticipates that the Arrangement Agreement with Repechage Restaurant Group Ltd will complete shortly.

Elephant & Castle Group Inc. is the premier operator and franchisor of authentic British-style pubs with 24 locations throughout North America.

This news release (as well as information included in oral statements or other written statements made or to be made by the Company) may contain forward-looking statements, such as statements relating to future expansion, that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from the results discussed in the forward-looking statement. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the company's Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31st, 2006.

Elephant & Castle Group Inc.
12h Floor, 1190 Hornby Street, Vancouver, BC V6Z 2K5
Ph: (604)-684-6451 Fax: (604)-684-8595